Exhibit 8.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

April 24, 2009

Plum Creek Timber Company, Inc.

999 Third Avenue, Suite 4300

Seattle, Washington 98104-4096

Ladies and Gentlemen:

We have acted as special counsel to you, Plum Creek Timber Company, Inc., a Delaware corporation (“Plum Creek”), in connection with the filing of a shelf registration statement with the Securities and Exchange Commission on Form S-3 on April 24, 2009 (the “Registration Statement”).

In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, representations, and warranties contained in originals or copies (including facsimiles or electronic versions), certified or otherwise identified to our satisfaction of the Registration Statement and such other documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In addition, as to certain facts material to our opinion, we have relied upon certain statements, representations, and covenants made on behalf of Plum Creek by officers and other representatives of Plum Creek, including representations and covenants set forth in a certificate (and accompanying exhibits) signed by officers of Plum Creek (the “REIT Certificate”), dated the date hereof, relating to, among other things, the actual and proposed operations of Plum Creek and the entities in which it holds, or has held, a direct or indirect interest. These representations and covenants relate, in some cases, to transactions and investments for which we did not act as the Company’s primary counsel. We have, consequently, assumed and relied on your representation that the statements, representations and covenants presented in the REIT Certificate, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have assumed that such statements, representations, and covenants are and will continue to be true without regard to any qualification as to knowledge, belief, or intent. We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original

Plum Creek Timber Company, Inc.

April 24, 2009

documents of all documents submitted to us as certified, electronic or photostatic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed that (i) the Registration Statement accurately describes the business operations and the anticipated future operations of Plum Creek and its subsidiaries, and (ii) we will be asked to redeliver this opinion prior to the issuance of each security pursuant to this Registration Statement based on the facts, conditions, and circumstances existing on such date. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations, and warranties made by Plum Creek (including those set forth in the REIT Certificate). Any change or inaccuracy in such facts (including events occurring subsequent to the effective date of the Registration Statement) could affect the conclusions stated herein.

Our opinion is also based on the correctness of the following assumptions: (i) Plum Creek and each of each of its subsidiaries has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Delaware or of any other jurisdiction under the laws of which any of Plum Creek’s subsidiaries have been formed, and (iii) each of the written agreements to which the Plum Creek or its subsidiaries is a party has been and will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have relied upon applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. There can be no assurance, moreover, that our opinion will be accepted by the Service, or, if challenged, by the court.

Based solely upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, commencing with its tax year ending on December 31, 1999, Plum Creek has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust

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April 24, 2009

(“REIT”) under the Code, and Plum Creek’s proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT. As noted in the Registration Statement, Plum Creek’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, distribution levels and diversity of stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of Plum Creek’s operation for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

Except as expressly set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion is for your benefit and it may not be relied upon by any other person.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP